UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 27, 2006

HEALTH CARE PROPERTY INVESTORS, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-08895	33-0091377
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3760 Kilroy Airport Way, Suite 300 Long Beach, California	90806
(Address of Principal Executive Offices)	(Zip Code)

(562) 733-5100
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On July 27, 2006, the Board of Directors of Health Care Property Investors, Inc. (the “Company”) approved the Non-Employee Directors Stock-for-Fees Program (the “Program”).  Under the Program, each of the Company’s non-employee directors may elect to receive all or a portion of his or her annual retainer and meeting fees in the form of shares of the Company’s common stock in lieu of payment in cash.  If a director elects to receive his or her fees in the form of stock, the director’s election will apply to fees that would otherwise be paid in cash in the Company’s fiscal quarter after the election is made but for the director’s election.  Shares will generally be issued to directors who elect to receive stock under the Program as soon as practicable after the Company pays a cash dividend to its stockholders following the quarter with respect to which the election was effective, and the number of shares to be issued will be determined by dividing (i) the amount of the fees being exchanged for the right to receive stock, by (ii) the average of the closing prices for a share of the Company’s common stock for the period of ten trading days ending with the dividend payment date.

The Program has been adopted under the Health Care Property Investors, Inc. 2006 Performance Incentive Plan (the “Plan”).  Any shares of the Company’s common stock issued with respect to the Program will be counted on a 1-for-1 basis against the applicable share limits of the Plan.

Item 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)         Exhibits.

10.1     Non-Employee Directors Stock-for-Fees Program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HEALTH CARE PROPERTY INVESTORS, INC.
(Registrant)

		By:	/s/ Edward J. Henning
Date:	August 2, 2006		Edward J. Henning
Senior Vice President, General Counsel and Corporate Secretary